                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934
        OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d)
                     OF THE SECURITIES EXCHANGE ACT OF 1934.

                        Commission File Number: 000-18674

                                  MAPICS, Inc.
             (Exact name of registrant as specified in its charter)

                   1000 Windward Concourse Parkway, Suite 100
                            Alpharetta, Georgia 30005
                                 (678) 319-8000
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                     Common Stock, par value $0.01 per share
            (Title of each class of securities covered by this Form)

                                       N/A
   (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

        Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

         Rule 12g-4(a)(1)(i)   [X]            Rule 12h-3(b)(1)(i)   [ ]
         Rule 12g-4(a)(1)(ii)  [ ]            Rule 12h-3(b)(1)(ii)  [ ]
         Rule 12g-4(a)(2)(i)   [ ]            Rule 12h-3(b)(2)(i)   [ ]
         Rule 12g-4(a)(2)(ii)  [ ]            Rule 12h-3(b)(2)(ii)  [ ]
                                              Rule 15d-6            [ ]

        Approximate number of holders of record as of the certification or notice date: 1

        Pursuant to the requirements of the Securities Exchange Act of 1934,
MAPICS, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        MAPICS, Inc.

Date: April 18, 2005                    By:  C. James Schaper
                                        Title: Chief Executive Officer